UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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HEALTHTRONICS, INC.

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1301 Capital of Texas Highway

Suite 200B

Austin, TX 78746

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2008

To our shareholders:

You are cordially invited to attend our 2008 Annual Meeting of Shareholders to be held at 1301 Capital of Texas Highway, Atrium of Suite 200B, Austin, Texas 78746, on Thursday, May 8, 2008 at 8:00 a.m. Austin, Texas time, for the following purposes:

a) To elect nine directors to serve on our board of directors;

b) To consider and vote upon a proposal to amend our 2004 Equity Incentive Plan to (1) increase by 2,850,000 shares the number of shares available for issuance thereunder (from 2,950,000 shares to 5,800,000 shares) and (2) prohibit repricings of stock options without shareholder approval; and

c) To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The accompanying proxy statement contains information regarding, and a more complete description of, the items of business to be considered at the meeting.

The close of business on March 24, 2008 has been fixed as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the meeting or any adjournment(s) or postponement(s) thereof.

You are cordially invited and urged to attend the meeting. Whether or not you plan on attending the meeting, we ask that you sign and date the accompanying proxy and return it promptly in the enclosed self-addressed envelope. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, you may revoke your proxy at any time before it is exercised.

By Order of our Board of Directors

RICHARD A. RUSK, Secretary

Austin, Texas

April 3, 2008

HEALTHTRONICS, INC.

1301 Capital of Texas Highway

Suite 200B

Austin, Texas 78746

PROXY STATEMENT

for

2008 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2008

Our board of directors hereby solicits your proxy for use at our 2008 Annual Meeting of Shareholders to be held at 1301 Capital of Texas Highway, Atrium of Suite 200B, Austin, Texas 78746, on Thursday, May 8, 2008 at 8:00 a.m. Austin, Texas time, and any adjournment(s) thereof. This solicitation may be made in person or by mail, telephone, or telecopy by our directors, officers, and regular employees, who will receive no extra compensation for participating in this solicitation. We will also reimburse banks, brokerage firms, and other fiduciaries for forwarding solicitation materials to the beneficial owners of our common stock held of record by such persons. We will pay the entire cost of this solicitation. We expect to mail this proxy statement and the enclosed form of proxy to our shareholders on or about April 3, 2008.

Unless the context indicates otherwise, “HealthTronics”, “we”, “us”, “our” or the “Company” means HealthTronics, Inc. and all of our direct and indirect subsidiaries on a consolidated basis.

ANNUAL REPORT

Enclosed is our Annual Report to Shareholders for the year ended December 31, 2007, including our audited financial statements. Such Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

REVOCATION OF PROXY

Any shareholder returning the accompanying proxy may revoke such proxy at any time before it is voted by (a) giving written notice of such revocation to our Secretary at our principal executive offices, (b) voting in person at the meeting, or (c) executing and delivering to our Secretary at our principal executive offices a later dated proxy.

OUTSTANDING COMMON STOCK

Our voting securities are shares of our common stock, each share of which entitles the holder thereof to one vote on each matter properly brought before the meeting. Only shareholders of record at the close of business on March 24, 2008 are entitled to notice of, and to vote at, the meeting and any adjournment(s) thereof. As of March 24, 2008, there were outstanding and entitled to vote 36,235,263 shares of our common stock.

RECENT MERGER

On November 10, 2004, we completed the merger of Prime Medical Services, Inc., or Prime, with and into HealthTronics with HealthTronics being the surviving corporation in the merger. In this proxy statement we will refer to this merger between Prime and HealthTronics as the “Merger”. Prime was deemed to be the acquiring company for accounting purposes in the Merger and the Merger was accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. The assets acquired and liabilities assumed were deemed to be those of HealthTronics because HealthTronics was the surviving legal entity.

CERTAIN SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 24, 2008 or such other date indicated in the footnotes below by (a) each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our directors and nominees for director, (c) each of our executive officers named in the Summary Compensation Table below under “Executive Compensation”, and (d) all of our executive officers and directors as a group. Unless otherwise indicated, we believe that each person or entity named below has sole voting and investment power with respect to all shares shown as beneficially owned by such person or entity, subject to community property laws where applicable and the information set forth in the footnotes to the table below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Kevin A. Richardson, II Prides Capital Partners, L.L.C. et al 200 High Street, Suite 700 Boston, MA 02110	5,525,308	(3)	15.2%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	4,342,732	(4)	12.0%

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	2,656,473	(5)	7.3%

Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	1,804,402	(6)	5.0%

Argil J. Wheelock, M.D.	1,453,921		4.0%

James S.B. Whittenburg	500,245	(7)	1.4%

Kenneth S. Shifrin	313,700		*

Perry M. Waughtal	214,726		*

Donny R. Jackson	180,000		*

Timothy J. Lindgren	168,300		*

Ross A. Goolsby	162,275	(8)	*

R. Steven Hicks	147,500		*

Mark G. Yudof	95,000		*

Richard A. Rusk	62,554	(9)	*

Directors and executive officers as a group	8,827,879		23.3%

*	Less than 1%
(1)	Includes the following number of shares subject to options that are presently exercisable or exercisable within 60 days after March 24, 2008: Mr. Richardson, 75,000; Dr. Wheelock, 490,000; Mr. Whittenburg, 114,000; Mr. Shifrin, 165,000; Mr. Waughtal, 125,000; Mr. Jackson, 168,000; Mr. Lindgren, 165,000; Mr. Goolsby, 25,000; Mr. Hicks, 135,000; Mr. Yudof, 95,000; and Mr. Rusk, 31,000.
(2)	Based on an aggregate of 36,235,263 shares of HealthTronics common stock issued and outstanding as of March 24, 2008.
(3)

Based on the Schedule 13D/A filed with respect to HealthTronics on November 9, 2005, voting and investment power with respect to 5,028,080 of these shares are held solely by Prides Capital Partners, L.L.C. The managers and directors of Prides Capital Partners, L.L.C. are Kevin A. Richardson, II, Henry J.

Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu. The number of shares also includes 422,228 shares acquired by Prides Capital Partners, L.L.C. after such Schedule 13D/A filing as reported on Forms 4 filed with respect to HealthTronics on November 10, 2005, November 14, 2005, May 10, 2007, May 18, 2007 and May 22, 2007 and 75,000 shares underlying stock options granted to Mr. Richardson in connection with his service on our board of directors, which options are presently exercisable or exercisable within 60 days.

(4)	Based on the Schedule 13G filed with respect to HealthTronics on January 30, 2008.
(5)	Based on the Schedule 13G filed with respect to HealthTronics on February 6, 2008, Dimensional Fund Advisors, Inc. (“Dimensional”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishing investment advice to four investment companies registered under the Investment Company Act of 1940, and serving as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to as the “Dimensional Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over these shares that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. In such Schedule 13G, Dimensional disclaims beneficial ownership of such shares.
(6)	Based on the Schedule 13G filed with respect to HealthTronics on February 1, 2008.
(7)	Includes 358,714 shares representing restricted stock awards, which shares are issued and outstanding and which Mr. Whittenburg is entitled to vote, but which are held in escrow by us pending vesting of such awards. Mr. Whittenburg does not have a right to sell or dispose of such shares until they vest.
(8)	Includes 124,775 shares representing restricted stock awards, which shares are issued outstanding and which Mr. Goolsby is entitled to vote, but which are held in escrow by us pending vesting of such awards. Mr. Goolsby does not have a right to sell or dispose of such shares until they vest.
(9)	Includes 15,000 shares representing restricted stock awards, which shares are issued and outstanding and which Mr. Rusk is entitled to vote, but which are held in escrow by us pending vesting of such awards. Mr. Rusk does not have a right to sell or dispose of such shares until they vest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy and Objectives

We compensate our executive officers primarily through a combination of base salary, annual incentive bonuses and long-term equity based awards. The executive compensation is designed to be competitive with that of comparable companies and to align executive performance with the long-term interests of our shareholders.

Our total compensation philosophy is to provide the right mix of cash and equity awards, fixed versus incentive compensation, and employee benefits to:

•	Enable us to attract highly talented and dedicated executives with the skills necessary for us to achieve our business plan;

•	Retain those executives who continue to perform at or above the levels that we expect;

•	Motivate high-quality performance;

•	Compensate competitively and equitably; and

•	Align incentives with shareholder value creation.

Our Compensation Committee reviewed the executive compensation philosophy in 2007 and no changes were made as a result of the review.

Compensation Methodology

Our executive compensation program is designed to reflect the philosophy and objectives we have described above. Our Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Committee believes are comparable with executives in other companies of similar size operating in the healthcare industry while taking into account our relative performance and our own strategic goals. We also consider the pay of each executive officer relative to each other executive officer and relative to other members of the management team. We have designed the total compensation program to be consistent for our entire executive management team.

Peer Group. With the assistance of Longnecker & Associates, a compensation consultant engaged by our Compensation Committee in 2007, we have established a peer group including healthcare services and manufacturing companies. In determining our peer group, we considered various metrics including revenues, total assets, net income and market capitalization. Our management team and our Compensation Committee, with Longnecker’s assistance, have selected the following companies for inclusion in our peer group for purposes of evaluating executive compensation:

Amsurg Corporation	Candela Corporation
Alliance Imaging, Inc.	IntegraMed America, Inc.
Radiation Therapy Services Inc.	Volcano Corporation
ZOLL Medical Corporation	Cutera, Inc.
American Dental Partners, Inc.	Aspect Medical Systems, Inc.
Vital Signs, Inc.	Natus Medical, Inc.
Bio-Reference Laboratories, Inc.	Cynosure, Inc.
Cantel Medical Corp.

The peer group is comprised of small-to-mid-sized public companies with revenues ranging from $78.4 million to $464.6 million and market capitalization ranging from $84.3 million to $703.3 million. Our management team and Compensation Committee may continue to refine this peer group.

Compensation Consultant. In August 2007, our Compensation Committee engaged Longnecker to provide advice regarding executive compensation programs and amounts. As part of this engagement, Longnecker provided market and other specific information on executive pay and also attended three Compensation Committee meetings and one Board meeting during 2007.

Benchmarking. With Longnecker’s assistance, our Compensation Committee benchmarked the various elements of our executive compensation program in order to compare our compensation levels relative to the 50th percentile of the market and our competitors. In benchmarking compensation, with Longnecker’s assistance, our Compensation Committee used publicly available market surveys to match the roles of our executives with roles in the surveys and conducted an analysis of the compensation of our executives in comparison to the compensation of comparable executives in our peer group.

Compensation Oversight

Our Compensation Committee performs at least annually a review of our executive officers’ compensation to determine whether the compensation provides adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives. In addition, on an annual basis, our Compensation Committee reviews and considers the individual performance of executives, the financial and operating performance of the divisions or departments managed by the executives, and our overall performance. During the year, our Compensation Committee may consider compensation awards to executives for extraordinary performance. Historically, our Compensation Committee has performed this annual review in February of the year following the year reviewed. Beginning in 2006, our Compensation Committee decided to perform this review in December of the year reviewed. The Compensation Committee set the timing of this review in December in order to establish an annual pay cycle based on a calendar year. For further discussion regarding the responsibilities and oversight of our Compensation Committee, and the role of our executive officers in this process, see “Corporate Governance – Compensation Committee” below.

Elements of Executive Compensation

Overview. We provide our named executive officers with a competitive compensation package that includes the following elements:

•	Annual base salaries;

•	Annual cash incentive compensation based on achievement of performance thresholds and discretionary cash bonuses;

•	Stock awards including stock options, time-vesting restricted stock awards, and performance-vesting restricted stock awards; and

•	Health and welfare benefits and a 401(k) plan.

We believe that salary, annual cash incentive compensation, and equity awards are the primary compensation-related motivator in attracting and retaining executives. We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking (as described above), our view of internal equity and consistency, and other considerations we deem relevant, such as the achievement of individual and company performance objectives and rewarding extraordinary performance. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our Compensation Committee’s philosophy is to make a significant portion of an executive’s compensation performance-based to provide the opportunity to be well rewarded if we perform well.

Base Salaries. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. For each individual executive, we also consider our needs for that executive’s skill set, the contribution that the executive has made or we believe will make, whether the executive officer’s skill set is easily transferable to other potential employers, the number of years of experience of the executive in serving in his or her office (whether with our company or another comparable-size company), internal pay equity and other factors. No specific formula is applied to determine the weight of each factor. We fix executive base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other private and public companies with which we believe we generally compete for executives. To this end, we access a number of executive compensation surveys and other databases and review them when making crucial executive officer hiring decisions and annually when we review executive compensation. And, as discussed above, our Compensation Committee engaged Longnecker to assist in benchmarking the various elements of our executive compensation program.

Effective May 2007, Mr. Whittenburg’s annual base salary was increased from $302,000 to $360,000. Mr. Whittenburg was appointed acting President and Chief Executive Officer when Mr. Humphries took a medical leave of absence starting in May 2007, and was appointed as our President and Chief Executive Officer after the passing of Mr. Humphries in August 2007. The increase in Mr. Whittenburg’s base salary was made as a result of Mr. Whittenburg’s assumption of these additional duties and responsibilities. Our Board of Directors approved this increase with a view towards our Compensation Committee engaging a compensation consultant to review our executive compensation program and the possibility of a further adjustment to Mr. Whittenburg’s salary based on the results of such review. In December 2007, after such review, our Board of Directors increased Mr. Whittenburg’s annual base salary to $390,000. Mr. Whittenburg’s salary was increased to more closely align his base salary with, and therefore make his base salary more competitive with, the salaries of comparable officers of members of our peer group. Although we generally target our executives base salaries near the median of salaries for executives at comparable companies, in the case of Mr. Whittenburg, we targeted his base salary at around the 45th percentile. We did so primarily because Mr. Whittenburg has not previously served as a chief executive officer of a public company and because our Compensation Committee made a greater proportion of his total compensation package performance-based.

Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Except as noted above for Mr. Whittenburg, the base salaries of the named executive officers were not increased as part of this annual review because our Compensation Committee believes, based on the market analysis conducted by Longnecker, the base salaries are currently competitive with market levels.

The base salaries earned by our named executive officers in 2007 are set forth below in the Summary Compensation Table.

Annual Cash Incentive Compensation and Discretionary Cash Bonuses. We established an annual cash incentive compensation program in order to emphasize pay for performance. We believe this program helps focus our executive officers’ efforts in driving operating results that create shareholder value. Annual cash incentive compensation awards are based on the actual achievement of certain company and business division performance goals, including the achievement of certain thresholds of financial performance and certain business initiatives aimed at improving future earnings, which are determined prior to or shortly after the beginning of each year. The goals are communicated to our executive officers and are set so that the attainment of the targets is not assured and requires significant effort by our executives.

Our Compensation Committee selects specific performance measures such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) growth, earnings per share growth, stock price growth, revenue growth, pre-tax income, return on capital, and division performance to establish targeted levels of performance for purposes of assessing the amount of annual cash incentive compensation to be paid. When establishing our threshold performance incentive targets, the Compensation Committee reviews and discusses with both senior management and the full board of directors our business plan and its key underlying assumptions, expectations under then-existing and anticipated market conditions and the opportunity to generate shareholder value and then establishes the performance thresholds and targets for the year.

For 2007, our Compensation Committee selected adjusted EBITDA (i.e., EBITDA adjusted for minority interest expense) as the sole performance measure, and established a specific series of targets for purposes of determining the amount of annual cash incentive compensation to be paid, thereby more closely aligning the annual cash incentive compensation of executives to the creation of shareholder value. The 2007 annual cash incentive compensation would be equal to an executive’s current annual salary multiplied by a percentage determined based on the performance of the executive’s business division or overall company performance. Performance is assessed based on the achievement of certain levels of adjusted EBITDA by the company. For 2007, our executives were entitled to receive annual cash incentive compensation equal to anywhere from 20% to 200% of the executive’s annual base salary based on the achievement of certain adjusted EBITDA performance levels by the company (which such percentage would be 40% or 50%, depending on the executive, if the adjusted EBITDA target performance level is achieved), provided that if a minimum target level of adjusted EBITDA is not achieved (which such minimum is 95% of the adjusted EBITDA target performance level), no annual cash incentive compensation would be paid to the executive. The Compensation Committee chose adjusted EBITDA because it believes adjusted EBITDA to be one of the best indicators of financial success and shareholder value creation. Mr. Humphries, who served as our President and Chief Executive Officer until he took a medical leave in May 2007 and who passed away in August 2007, had an employment agreement with us that entitled him to receive annual cash incentive compensation based on the achievement of certain adjusted EBITDA performance levels by the company overall. Under the terms of the employment agreement, the estate of Mr. Humphries received a cash payment equal to the pro rata portion of his 2007 target annual cash incentive compensation through the effective date of termination.

Our Compensation Committee may exercise its discretion in revising the target levels of the performance measures during the year. In 2007, the target levels were not changed.

For 2008, our Compensation Committee decided that annual cash incentive compensation for executives would be determined based on the following three factors – adjusted EBITDA (weighted 40%), consolidated revenues (weighted 30%), and a discretionary component (weighted 30%). Our Compensation Committee selected adjusted EBITDA and consolidated revenues as the sole performance measures and established a specific series of targets for purposes of determining the amount of annual cash incentive compensation attributable to such measures, thereby aligning the annual cash incentive compensation of executives to the creation of shareholder value. For 2008, our executives are entitled to receive annual cash incentive compensation equal to anywhere from zero to 120% of annual base salary in the case of the chief executive officer and 60% or 80% in the case of other executives, depending on the executive, based on the achievement of certain performance levels (representing 70% of the potential bonus) and our Compensation Committee’s discretionary assessment of performance (representing 30% of the potential bonus). The 2008 annual cash incentive compensation attributable to adjusted EBITDA would be equal to an executive’s current annual salary multiplied by a percentage determined based on the achievement of certain levels of adjusted EBITDA by us, multiplied by 40%. If a minimum target level of adjusted EBITDA is not achieved (which such minimum is 90% of the adjusted EBITDA baseline performance level), no annual cash incentive compensation attributable to the 40% adjusted EBITDA component would be paid to the executive. The 2008 annual cash incentive compensation attributable to consolidated revenues would be equal to an executive’s current annual salary multiplied by a percentage determined based on the achievement of certain levels of consolidated revenues by us, multiplied by 30%. If a minimum target level of consolidated revenues is not achieved (which such minimum is 90% of the consolidated revenues baseline performance level), no annual cash incentive compensation attributable to the 30% consolidated revenues component would be paid to the executive. If the target performance levels are achieved for the adjusted EBITDA and consolidated revenues performance measures (which such targets are 115% of the baseline performance levels for adjusted EBITDA and consolidated revenues), the executive would be entitled to receive 60% of his current base salary in the case of the chief executive officer and 40% in the case of other executives, multiplied by the respective component percentages. If the maximum performance levels are achieved for the adjusted EBITDA and consolidated revenues performance measures, (which such maximums are 140% of the baseline performance levels for adjusted EBITDA and consolidated revenues), the executive would be entitled to receive 120% of his current base salary in the case of the chief executive officer and 80% in the case of other executives, multiplied by the respective component percentages. Our Compensation Committee decided to add a discretionary component to the annual cash incentive compensation, weighted 30% of the total annual cash incentive compensation, to provide some added flexibility for our Compensation Committee to address performance circumstances not otherwise contemplated by the 2008 annual cash incentive program. Any executive may earn 2008 incentive compensation under one, two or all of the components, or may not earn any 2008 incentive compensation under the three components. In no event will (1) an executive’s total 2008 annual cash incentive compensation exceed 120% of the executive’s current base salary and (2) the 2008 annual cash incentive compensation attributable to a particular component exceed 120% of the executive’s base salary multiplied by the percentage attributable to such component.

Our Compensation Committee may also exercise discretion to pay cash bonuses as a result of extraordinary performance. In 2007, we did not pay any discretionary extraordinary performance bonuses.

Long-Term Incentives. We believe our executives should have an ongoing stake in our success. We also believe that our executives should have a portion of their total compensation tied to stock price performance because stock-related compensation is directly tied to shareholder value. Historically, our long-term incentives were in the form of stock options. However, our Compensation Committee has determined to grant restricted stock awards as well, based on input from Longnecker regarding market practices.

Our Board of Directors reviews and approves equity awards to executive officers based upon our Compensation Committee’s assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Our Board of Directors has historically granted equity awards to executives in the first quarter of each year in connection with our Compensation Committee’s annual performance reviews of the executives and setting compensation for the following year. Although our Compensation Committee determined in 2006 that it did not anticipate future equity grants to executives unless we hired a new executive or superior individual performance merited such, in 2007 our Compensation Committee determined to continue the practice of making annual equity award grants at the first quarter Board meeting, based on input from Longnecker regarding market practices. From time to time, we may grant equity awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, or for promotional recognition.

In October 2007, our Board granted a restricted stock award of 135,000 shares to Mr. Whittenburg, which award vests one-fourth on each of the first four anniversaries of the date of grant. This restricted stock award was granted as a result of Mr. Whittenburg assuming the additional duties and responsibilities of the offices of President and Chief Executive Officer. Our Board of Directors approved this number of restricted shares in its discretion and with a view towards our Compensation Committee engaging a compensation consultant to review our executive compensation program and the possibility of an additional equity award based on the results of such review.

After such review, our Compensation Committee determined and recommended to our Board an additional restricted stock award of 223,714 shares to Mr. Whittenburg. Our Compensation Committee determined that, in light of its decision to provide Mr. Whittenburg less fixed cash compensation as compared to that of comparable chief executive officers of members of our peer group and to make more of his total package dependent on performance (as discussed under “-Base Salaries” above), this restricted stock award would vest, or have vesting accelerated, based on the achievement of certain performance thresholds. Thus, this restricted stock award vests as follows: (1) 78,300 shares vest one-fourth (19,575 shares) on each of the first four anniversaries of the date of grant, provided that vesting of such shares will be accelerated based on the achievement of the performance targets described below within the first two years of the date of grant (in order starting with the first one-fourth unvested tranche next scheduled to vest) and (2) 145,414 shares vest based on the achievement of the following performance targets:

Closing price per share of our common stock on any trading day after the grant date as a % of the closing price of our common stock on the grant date	Percentage of shares of restricted stock that vests
115%	25%
130%	50%
145%	75%
160%	100%

Mr. Goolsby was granted a restricted stock award of 124,775 shares. This award would vest, or have vesting accelerated, based on the achievement of certain performance thresholds. Thus, this restricted stock award vests as follows: (1) 43,672 shares vest one-fourth (10,918 shares) on each of the first four anniversaries of the date of grant, provided that vesting of such shares will be accelerated based on the achievement of the same performance targets described above for Mr. Whittenburg within the first two years of the date of grant (in order starting with the first one-fourth unvested tranche next scheduled to vest) and (2) 81,103 shares vest based on the achievement of the above-described performance targets. Mr. Rusk was granted a restricted stock award of 15,000 shares, which shares vest one-fourth on each of the first four anniversaries of the date of grant. Mr. Rusk’s restricted stock award is not performance-based because his responsibilities do not directly relate to the creation of revenues or adjusted EBITDA.

These grants were made as part of our annual equity award grants and were made to better align the interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive recruitment and retention and maintain internal pay equity among executives. The amounts of shares of restricted stock were determined based on input from Longnecker regarding market practices, our view of internal pay equity and consistency, the relative importance of the contributions executives are expected to make in achieving growth objectives, and the judgment of our Compensation Committee.

Stock options are generally granted at a price equal to the closing price per share of our common stock, as reported on the Nasdaq Global Select Market, on the date of grant. Options grants generally have a term of 10 years and vest 25% on each of the first four anniversaries of the grant date. Our Board of Directors has not established stock ownership guidelines.

We do not time equity grants in coordination with the release of material non-public information.

In October 2007, our Board approved an amendment to Mr. Whittenburg’s employment agreement to provide that all outstanding stock options and restricted stock awards would automatically vest if we were to terminate Mr. Whittenburg without cause (as defined in his employment agreement) or if he were to terminate his employment for good reason (as defined in his employment agreement). This amendment was made as a result of Mr. Whittenburg’s appointment as our President and Chief Executive Officer and is consistent with our employment arrangement with Mr. Humphries.

Other Executive Benefits and Perquisites

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. There are no retirement benefits other than as provided with our 401(k) plan.

For a description of perquisites, see “-Executive Compensation Tables – Summary Compensation Table”. No other perquisites are being paid to our executive officers. We do not view perquisites as a significant element of our comprehensive compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Stock Ownership Guidelines

We have no minimum stock ownership guidelines that apply to our executives or directors. However, we do encourage stock ownership through our equity awards.

Employment Agreements

We have entered into employment agreements with our most senior executives, and the employment agreements contain severance and change of control provisions. We believe these agreements help us to attract and retain qualified executives. The employment agreements and the severance and change in control provisions for the executive officers are summarized under “Employment Agreements” and “Severance and Change of Control Benefits” below, along with a quantification of the severance and change of control benefits.

Impact of Accounting and Regulatory Requirements on Compensation

We account for equity compensation paid to our employees under the rules of SFAS No. 123R, which require us to estimate and record an expense over the service period of the award. Any gain recognized by optionees from nonqualified stock options should be deductible by us, while any gain recognized by optionees from incentive stock options will not be deductible by us if there is no disqualifying disposition by the optionee. We account for cash compensation as an expense at the time the obligation is accrued. This expense will also be tax deductible by us.

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly-held corporation of compensation in excess of $1 million paid to the chief executive officer or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Internal Revenue Code. The Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements with executive officers. However, our Compensation Committee and Board of Directors believe that it is in our best interest that the Compensation Committee retain its flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the Compensation Committee as well as other corporate goals that the Compensation Committee deems important to our success, such as encouraging employee retention and rewarding achievement.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, creating Section 409A of the Internal Revenue Code and changing the tax rules applicable to nonqualified deferred compensation arrangements. The Compensation Committee considers the application of Section 409A with respect to compensation arrangements with executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:	Timothy J. Lindgren, Chairman
Donny R. Jackson

Executive Compensation Tables

Summary Compensation Table

The following table provides information concerning aggregate compensation for 2007 for our Chief Executive Officers and Chief Financial Officer serving in 2007 and each of our other most highly compensated executive officers who earned in excess of $100,000 in aggregate compensation (excluding changes in pension values and non-qualified deferred compensation earnings) during 2007, who we will refer to as our named executive officers.

Excluding Mr. Humphries, who passed away in August 2007, and Mr. Schneider, who resigned in July 2007, in 2007 “salary” accounted for approximately 40% of the total compensation of the named executive officers, “bonus” accounted for none of the total compensation of the named executive officers, incentive compensation (including both equity and non-equity) accounted for approximately 59% of the total compensation of the named executive officers, and other compensation accounted for approximately 1% of the total compensation of the named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Stock Awards ($) (1) (e)	Option Awards ($) (2) (f)		Non-Equity Incentive Plan Compensation ($) (g)			Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)			Total ($) (j)
James S.B. Whittenburg, President and Chief Executive Officer(3)	2007 2006	$ $	337,198 279,996	$	— 100,000	$29,068 —	$ $	100,497 82,624	$ $	405,000 46,403		— —	$ $	6,750 6,600	(4) (4)	$ $	878,513 515,623

Ross A. Goolsby, Senior Vice President and Chief Financial Officer(5)	2007		$269,791		—	—		$81,287		$330,000		—		$6,188	(4)		$687,266

Richard A. Rusk, Vice President, Controller, Treasurer and Secretary	2007 2006	$ $	218,400 195,000		— —	— —	$ $	32,400 9,270	$ $	199,000 50,000		— —	$ $	6,750 6,825	(4) (4)	$ $	456,550 261,095

Sam B. Humphries, former President and Chief Executive Officer(6)	2007 2006	$ $	250,000 245,163	$	— 133,000	— —	$ $	(60,200 474,911)		$293,746 —	(7)	— —	$ $	3,256 107,082	(8) (9)	$ $	486,802 960,156

Christopher B. Schneider, former President – Medical Products(10)	2007 2006	$ $	135,731 225,000		— —	— —	$ $	(5,067 75,836)	$	— 37,289		— —	$ $	140,907 16,215	(11) (12)	$ $	271,571 354,880

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with FAS 123(R) of restricted stock awards granted pursuant to our 2004 equity incentive plan, except that any estimate for forfeitures related to service-based vesting conditions is excluded from, and does not reduce, such amounts. Assumptions used in the calculation of the amounts for the year ended December 31, 2007 are included in footnote I to our audited financial statement for the year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 12, 2008.
(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with FAS 123(R) of stock options granted pursuant to our equity incentive plans and thus include amounts from options granted in and prior to 2007 for the 2007 amounts and in and prior to 2006 for the 2006 amounts. Assumptions used in the calculation of the amount for years ended December 31, 2005, 2006 and 2007 are included in footnote I to our audited financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2008.

(3)	Mr. Whittenburg was appointed acting President and Chief Executive Officer in May 2007 after Mr. Humphries took a medical leave of absence and as our President and Chief Executive Officer on August 10, 2007 after Mr. Humphries’ passing. During 2007 and prior to his appointment as President and Chief Executive Officer in August 2007, Mr. Whittenburg served as our President-Urology Services.
(4)	Represents our company matching contribution under our 401(k) plan.
(5)	Mr. Goolsby joined us as Senior Vice President and Chief Financial Officer on January 8, 2007.
(6)	On May 21, 2007, Mr. Humphries took a medical leave of absence and on August 7, 2007 Mr. Humphries passed away.
(7)	Represents the pro-rata portion of Mr. Humphries’ 2007 target annual cash incentive compensation. For further discussion, see “-Severance and Change of Control Benefits – Mr. Humphries.”
(8)	Represents remaining portion of relocation allowance paid in 2007.
(9)	This amount represents a relocation allowance and other relocation reimbursements of $87,492 and a temporary housing allowance of $6,637 paid to Mr. Humphries in connection with his joining us, and a payment of $12,953 to Mr. Humphries to reimburse him for taxes incurred on such allowance payments. For further discussion, see “-Employment Agreements – Mr. Humphries”.
(10)	Mr. Schneider resigned as our President – Medical Products on July 9, 2007.
(11)	This amount represents a consulting fee of $135,716 paid to Mr. Schneider for consulting services provided by him during 2007 after termination of his employment and our company matching contribution under our 401(k) plan of $5,191. For further discussion regarding this consulting arrangement, see “-Other Compensation Agreements – Termination and Consulting Agreement.”
(12)	This amount represents a car allowance of $9,000 (paid monthly at $750 per month) pursuant to the terms of Mr. Schneider’s employment agreement with us and our company matching contribution under our 401(k) plan of $7,215. Mr. Schneider’s employment agreement was amended on March 21, 2007, pursuant to which the car allowance was eliminated and Mr. Schneider’s base salary was increased by an amount equal to the car allowance, effective as of January 1, 2007.

Employment Agreements

Mr. Whittenburg

We have entered into an employment agreement with Mr. Whittenburg. This agreement provides for the payment of a base salary, performance bonuses and other customary benefits. Mr. Whittenburg’s agreement terminates August 10, 2010, and is subject to automatic renewal at the end of such term for successive one-year terms unless earlier terminated as provided in the agreement. The agreement entitles Mr. Whittenburg to receive severance payments, generally equal to two times his annual cash compensation and provides that all of Mr. Whittenburg’s stock options will automatically fully vest, if we terminate his employment without cause (as defined in the agreement) or he terminates for good reason (as defined in the agreement). The agreement also gives Mr. Whittenburg the right to terminate employment and receive such severance payments in the event of a direct or indirect change of control as a result of change in ownership of us or certain changes in the members of our board of directors. For more information regarding these severance and change of control benefits, see discussion under “ – Severance and Change of Control Benefits” below. Under the terms of the agreement, the amount of these benefits would be reduced to the extent necessary so that the aggregate amount of the benefits would not be subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code.

Mr. Whittenburg’s employment agreement provides that he is subject to a nonsolicitation obligation, which would not expire until the second anniversary of the termination of his employment (unless he is terminated without cause or terminates for good reason). This nonsolicitation obligation is designed to preserve our customer and employee relationships after the departure of the executive.

Mr. Goolsby

We have entered into an employment agreement with Mr. Goolsby. The agreement provides for the payment of a base salary, performance bonuses and other customary benefits. Mr. Goolsby’s agreement terminates

January 8, 2009 and is subject to automatic renewal at the end of such term for successive one-year terms unless earlier terminated as provided in the agreement. The agreement entitles Mr. Goolsby to receive severance payments, generally equal to one times his annual cash compensation, if we terminate his employment without cause (as defined in the agreement) or he terminates for good reason (as defined in the agreement). The agreement also gives Mr. Goolsby the right to terminate employment and receive such severance payments in the event of a direct or indirect change of control as a result of change in ownership of us or certain changes in the members of our board of directors. For more information regarding these severance and change of control benefits, see discussion under “ – Severance and Change of Control Benefits” below. Under the terms of the agreements, the amount of these benefits would be reduced to the extent necessary so that the aggregate amount of the benefits would not be subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code.

Mr. Goolsby’s employment agreement provides that he is subject to a nonsolicitation obligation, which would not expire until the second anniversary of the termination of his employment (unless he is terminated without cause or terminates for good reason). This nonsolicitation obligation is designed to preserve our customer and employee relationships after the departure of the executive.

Mr. Humphries

Mr. Humphries’ employment agreement had an initial term of three years expiring on May 11, 2009. The agreement provided for an annual salary of $380,000, a guaranteed bonus for 2006 of $133,000, and an incentive bonus in successive years that may vary between 0% and 150% of his annual salary based on the achievement of targeted performance goals established by the Compensation Committee. In addition, the agreement provided that we would grant Mr. Humphries a stock option, with an exercise price equal to the closing price per share on the date of grant, to acquire 700,000 shares of our common stock, 350,000 shares of which vest according to the time-vesting schedule set forth in the agreement and 350,000 shares of which vest according to the achievement of certain adjusted EBITDA amounts. The agreement also entitled Mr. Humphries to a $75,000 relocation allowance (net after tax) and a temporary housing allowance. The agreement also entitled Mr. Humphries to receive a severance payment, generally equal to two times Mr. Humphries’ average annual cash compensation, and provided that all of Mr. Humphries’ stock options will automatically fully vest, if the Company terminates his employment without cause (as defined in the agreement) or he terminates for good reason (as defined in the agreement). The agreement also gave Mr. Humphries the right to terminate employment and receive such severance payment and automatic vesting in the event (1) of a direct or indirect change of control as a result of change in ownership of us or certain changes in the members of our board of directors, or (2) he is no longer appointed or elected to our board. Under the terms of the agreement, the amount of these benefits would be reduced to the extent necessary so that the aggregate amount of the benefits would not be subject to excise tax under Section 4999 of the Internal Revenue Code.

The agreement terminated upon Mr. Humphries’ passing on August 7, 2007.

Mr. Schneider

Mr. Schneider’s employment agreement had an initial term of one year expiring on January 8, 2009. This agreement provided for the payment of a base salary, performance bonuses and other customary benefits. The agreement entitled Mr. Schneider to receive severance payments, generally equal to one times his annual cash compensation, if we terminated his employment without cause (as defined in the agreement) or he terminated for good reason (as defined in the agreement). The agreement also gave Mr. Schneider the right to terminate employment and receive such severance payments in the event of a direct or indirect change of control as a result of change in ownership of us or certain changes in the members of our board of directors. Under the terms of the agreement, the amount of these benefits would be reduced to the extent necessary so that the aggregate amount of the benefits would not be subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code.

Mr. Schneider’s employment agreement provided that he is subject to noncompetition and nonsolicitation obligations, which would not expire until the second anniversary of the termination of his employment.

On July 9, 2007, Mr. Schneider resigned. In connection with his resignation, we and Mr. Schneider terminated his employment agreement and entered into a termination and consulting agreement. For more information regarding this agreement, see “-Other Compensation Arrangements – Termination and Consulting Agreement.”

Grants of Plan-Based Awards

The following table provides information related to equity awards and non-equity incentive plan awards granted to or earned by our named executive officers during 2007.

Name (a)	Grant Date (b)	Approval Date (c)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)		All Other Option Awards: Number of Securities Underlying Options (#) (k)		Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Options Awards (m)
				Threshold ($) (d)		Target ($) (e)		Maximum ($) (f)		Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
James S.B. Whittenburg	10/26/07	10/25/07		—		—		—		—	—	—	135,000	(1)	—		—	$641,250
	N/A	—		$97,500	(2)	$195,000	(2)	$780,000	(2)	—	—	—	—		—		—	—
	N/A	—		—	(3)	$163,800	(3)	$327,600	(3)	—	—	—	—		—		—	—
Ross A. Goolsby	1/8/07	12/14/06	(4)	—		—		—		—	—	—	—		100,000	(5)	$6.41	$331,672
	N/A	—		$68,750	(2)	$137,500	(2)	$550,000	(2)	—	—	—	—		—		—	—
Richard A. Rusk	N/A	—		$43,680	(2)	$87,360	(2)	$327,600	(2)	—	—	—	—		—		—	—
Sam B. Humphries	N/A	—		$200,000	(6)	$280,000	(6)	$600,000	(6)	—	—	—	—		—		—	—
Christopher B. Schneider	N/A	—		$64,125	(2)	$128,250	(2)	$513,000	(2)	—	—	—	—		—		—	—

(1)	This restricted stock award vests one-fourth on each of the first four anniversaries of the date of grant.
(2)	The amounts shown in column (d) reflect the minimum possible payment level under our cash incentive compensation program for 2007, which is 25% of the executive’s base salary (20% for Mr. Rusk) if the minimum performance target level is achieved. The amounts shown in column (e) reflect the target possible payment level, which is 50% of the executive’s base salary (40% for Mr. Rusk) if the performance target level is achieved. The amounts shown in column (f) reflect the maximum possible payment level, which is 200% of the executive’s base salary (160% for Mr. Rusk) if the maximum performance target level is achieved. Under the cash incentive compensation program, if the minimum performance target level(s) are not achieved, the executive will receive no cash incentive compensation. Amounts were calculated based on the executive’s base salary at year-end 2007 or date of termination of the executive’s employment, whichever is earlier. For further discussion, see “-Compensation Discussion and Analysis-Annual Cash Incentive Compensation and Discretionary Cash Bonuses.” For the actual 2007 annual cash incentive compensation paid to these executives, see the Summary Compensation Table.
(3)	Our Compensation Committee determined the performance criteria for Mr. Whittenburg’s 2008 annual cash incentive compensation in December 2007. Therefore, this table discloses Mr. Whittenburg’s estimated future payouts for 2008 annual cash incentive compensation in addition to Mr. Whittenburg’s estimated possible payouts for 2007 annual cash incentive compensation as discussed under footnote (2) above. The amount shown in column (d) reflects the minimum estimated future payout level for 2008, which is zero if the minimum performance target levels are achieved. If the minimum performance targets levels are exceeded, then Mr. Whittenburg’s payout increases on a pro rata basis as the minimum levels are exceeded. The amount shown in column (e) reflects the target estimated future payout level for 2008, which is 60% of Mr. Whittenburg’s base salary multiplied by 70% if the performance target levels are achieved. The amount shown in column (f) reflects the maximum estimated future payout level, which is 120% of Mr. Whittenburg’s base salary multiplied by 70% if the maximum performance target levels are achieved. Only 70% of the estimated 2008 annual cash incentive compensation has been set forth in the table because the remaining 30% of 2008 annual cash incentive compensation is based on a discretionary assessment by our Compensation Committee. For further discussion, see “-Compensation Discussion and Analysis – Annual Cash Incentive Compensation and Discretionary Cash Bonuses.”

(4)	In December 2006 our Board of Directors approved this stock option grant in connection with approving Mr. Goolsby’s employment agreement prior to Mr. Goolsby joining us on January 8, 2007.
(5)	This stock option vests one-fourth on each of the first four anniversaries of the date of grant.
(6)	Under the terms of Mr. Humphries’ employment agreement, for 2007, according to the terms of Mr. Humphries’ employment agreement, Mr. Humphries was entitled to receive non-equity incentive compensation based on the achievement of target performance goals established by our Compensation Committee. Under the terms of his employment agreement, if the target performance goal was achieved, Mr. Humphries was entitled to receive an incentive bonus equal to 70% of his base salary; if 90% of the target goal was achieved, he was entitled to receive an incentive bonus equal to 50% of his base salary; if 140% or greater of the target performance goal was achieved, he was entitled to receive an incentive bonus equal to 150% of his base salary. If the minimum performance level (90% of the target performance goal) was not achieved, Mr. Humphries was entitled to no incentive bonus. Mr. Humphries took a medical leave of absence on May 21, 2007 and passed away on August 7, 2007. As a result, Mr. Humphries’ employment agreement terminated. Under the terms of the employment agreement, the estate of Mr. Humphries received a cash payment equal to the pro rata portion of his 2007 target annual cash incentive compensation through the effective date of termination.

Outstanding Equity Awards at December 31, 2007

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2007.

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
James S.B. Whittenburg	19,000	—		—	$5.39	2/19/14		—		—		—	—
	20,000	—		—	$9.55	2/23/15		—		—		—	—
	50,000	—		—	$7.65	12/30/15		—		—		—	—
	25,000	75,000	(1)	—	$7.21	6/8/16		—		—		—	—
	—	—		—	—	—		135,000	(2)	$619,650	(3)	—	—
Ross A. Goolsby	—	100,000	(4)	—	$6.41	1/8/17		—		—		—	—
Richard A. Rusk	6,000	—		—	$7.79	2/26/13		—		—		—	—
	15,000	—		—	$9.55	2/23/15		—		—		—	—
	10,000	30,000	(5)	—	$6.52	9/18/16
Sam B. Humphries	53,572	—		—	$8.10	5/11/16	(6)
	96,482	—		—	$8.10	5/11/16	(6)
Christopher B. Schneider	25,000	—		—	$7.21	6/8/16	(7)	—		—		—	—
	15,000	—		—	$7.32	1/1/15	(7)	—		—		—	—

(1)	The remaining 75,000 shares vest 25,000 shares on each of June 8, 2008, 2009, and 2010.
(2)	See footnote (1) to the “Grants of Plan-Based Awards” table for vesting terms.
(3)	Market value based on number of shares multiplied by $4.59, which was the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2007.
(4)	See footnote (5) to the “Grants of Plan-Based Awards” table for the vesting terms.
(5)	The remaining 30,000 shares vest 10,000 shares on each of September 18, 2008, 2009 and 2010.

(6)	This date represents the original expiration date of these options. As a result of the termination of Mr. Humphries’ employment on August 7, 2007, these options will expire on August 7, 2008.
(7)	This date represents the original expiration date of these options. As a result of the termination of Mr. Schneider’s employment and service as a consultant, these options will expire on March 31, 2008.

2007 Option Exercises

None of our named executive officers exercised stock options during 2007.

Nonqualified Deferred Compensation for 2007

In April 2005, our Board of Directors adopted a deferred compensation plan. See “-Deferred Compensation Plan” for a description of the terms of the plan. Only one of our named executive officers participated in the plan. Mr. Rusk had a 2007 beginning balance of $666 in his account and he earned $80 in 2007. Our board of directors terminated the deferred compensation plan on February 5, 2007.

Severance and Change of Control Benefits

The following sets forth potential payments payable to our named executive officers upon termination of employment or a change of control of us under their current employment agreements. Our Compensation Committee periodically reviews the need for these benefits, especially when considering the employment agreement of a new executive or the amendment to the employment agreement of an existing executive. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable (subject to the agreement of the applicable named executive officer).

Mr. Whittenburg

We may terminate Mr. Whittenburg’s employment agreement if (“Cause”):

•	in connection with our business, Mr. Whittenburg is convicted of an offense constituting a felony or involving moral turpitude; or

•

in a material and substantial way, (a) Mr. Whittenburg (1) violates a written policy of ours, (2) violates any provision of his employment agreement, (3) fails to follow reasonable written instructions or directions from our board of directors or any person authorized by our board of directors to instruct or supervise the executive officer, or (4) fails to use good-faith efforts to perform the services required under his employment agreement and (b) Mr. Whittenburg fails to materially cure the violation or failure within 15 days after receiving written notice thereof from our board of directors.

In addition, we may terminate Mr. Whittenburg’s employment agreement without Cause. Mr. Whittenburg’s employment agreements will automatically terminate on his death or permanent disability.

Mr. Whittenburg may terminate his employment agreement (“Good Reason”):

•	for any reason within two months following any “change of control” in us (provided that notice of termination cannot be given before consummation of the change of control);

•	if his base salary is diminished;

•	if we require him to move to a city other than Austin, Texas;

•	if our board of directors or any person authorized by our board of directors to instruct or supervise him materially and unreasonably interferes with his ability to fulfill his job duties; or

•	if he is reassigned to a position with diminished responsibilities or his job responsibilities are materially narrowed or diminished.

The employment agreement defines a “change of control” as the occurrence of one of the following: (i) any person, entity or “group” (as defined under applicable federal securities laws) becomes the beneficial owner of more than 50% of the combined voting power of our then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (ii) a merger, reorganization or consolidation where our shareholders immediately before the event do not, immediately after the event, own more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (iii) the sale of all or substantially all of our assets to an entity in which we or our shareholders existing immediately before such event beneficially own less than 50% of the combined voting power of such acquiring entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of the board of directors of the surviving entity following such event; or (iv) any change in the identity of directors constituting a majority of our Board within a 24 month period unless the change was approved by a majority of incumbent directors.

Mr. Whittenburg may also terminate his employment without Good Reason.

If Mr. Whittenburg’s employment agreement is terminated by us without Cause or by Mr. Whittenburg for Good Reason, Mr. Whittenburg is entitled to receive (less applicable withholding taxes):

•	his then current base salary through the effective date of termination;

•	a payment equal to (a) 200% of his then current annualized base salary plus (b) the sum of the cash bonuses paid during the preceding two years; and

•

all outstanding unvested stock options and restricted stock awards then held by Mr. Whittenburg would fully vest, and all stock options would remain exercisable until the earlier of the end of the option term or the first anniversary of the date of termination.

In addition, Mr. Whittenburg would be released from his nonsolicitation obligations under his employment agreement. As a condition to receiving any of those payments, Mr. Whittenburg must execute a full release and waiver of all claims against us (excluding claims for amounts due under his employment agreement and existing indemnification obligations).

If Mr. Whittenburg’s employment agreement is terminated by him without Good Reason, by us for Cause, or by his death or permanent disability, then he (or his representative) would be entitled to receive (less applicable withholdings) his then current base salary through the effective date of termination.

Assuming Mr. Whittenburg’s employment was terminated under the above circumstances on December 31, 2007, the estimated value of such payments and benefits would be as follows:

	Cash Severance	Value of Accelerated Equity Awards		Total
Without Cause or for Good Reason	$1,101,403	$619,650	(1)	$1,721,053
Without Good Reason, death or permanent disability	—	—		—
For Cause	—	—		—

(1)	Represents the closing price per share of our common stock on December 31, 2007 as reported on the Nasdaq Global Select Market, which was $4.59, multiplied by the number of shares of restricted stock granted to Mr. Whittenburg as of December 31, 2007, which was 135,000 shares. Because the exercise price of Mr. Whittenburg’s stock options exceeded the closing price per share of our common stock on December 31, 2007, there is no value attributed to the accelerated vesting of stock options.

Mr. Goolsby

We may terminate Mr. Goolsby’s employment agreement if (“Cause”):

•	in connection with our business, Mr. Goolsby is convicted of an offense constituting a felony or involving moral turpitude; or

•

in a material and substantial way, (a) Mr. Goolsby (1) violates a written policy of ours, (2) violates any provision of his employment agreement, (3) fails to follow reasonable written instructions or directions from our board of directors or any person authorized by our board of directors to instruct or supervise the executive officer, or (4) fails to use good-faith efforts to perform the services required under his employment agreement and (b) Mr. Goolsby fails to materially cure the violation or failure within 15 days after receiving written notice thereof from our board of directors.

In addition, we may terminate Mr. Goolsby’s employment agreement without Cause. Mr. Goolsby’s employment agreements will automatically terminate on his death or permanent disability.

Mr. Goolsby may terminate his employment agreement (“Good Reason”):

•	for any reason within two months following any “change of control” in us (provided that notice of termination cannot be given before consummation of the change of control);

•	if his base salary is diminished;

•	if we require him to move to a city other than Austin, Texas;

•	if our board of directors or any person authorized by our board of directors to instruct or supervise him materially and unreasonably interferes with his ability to fulfill his job duties; or

•	if he is reassigned to a position with diminished responsibilities or his job responsibilities are materially narrowed or diminished.

The employment agreement defines a “change of control” as the occurrence of one of the following: (i) any person, entity or “group” (as defined under applicable federal securities laws) becomes the beneficial owner of more than 50% of the combined voting power of our then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (ii) a merger, reorganization or consolidation where our shareholders immediately before the event do not, immediately after the event, own more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (iii) the sale of all or substantially all of our assets to an entity in which we or our shareholders existing immediately before such event beneficially own less than 50% of the combined voting power of such acquiring entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of the board of directors of the surviving entity following such event; or (iv) any change in the identity of directors constituting a majority of our Board within a 24 month period unless the change was approved by a majority of incumbent directors.

Mr. Goolsby may also terminate his employment without Good Reason.

If Mr. Goolsby’s employment agreement is terminated by us without Cause or by Mr. Goolsby for Good Reason, Mr. Goolsby is entitled to receive (less applicable withholding taxes):

•	his then current base salary through the effective date of termination; and

•	a payment equal to (a) 100% of his then current annualized base salary plus (b) the sum of the cash bonuses paid during the preceding twelve months.

In addition, Mr. Goolsby would be released from his nonsolicitation obligations under his employment agreement. As a condition to receiving any of those payments, Mr. Goolsby must execute a full release and waiver of all claims against us (excluding claims for amounts due under his employment agreement and existing indemnification obligations).

If Mr. Goolsby’s employment agreement is terminated by him without Good Reason, by us for Cause, or by his death or permanent disability, then he (or his representative) would be entitled to receive (less applicable withholdings) his then current base salary through the effective date of termination.

Assuming Mr. Goolsby’s employment was terminated under the above circumstances on December 31, 2007, the estimated value of such payments and benefits would be as follows:

Cash Severance
Without Cause or for Good Reason	$275,000
Without Good Reason, death or permanent disability	—
For Cause	—

Mr. Humphries

Mr. Humphries took a medical leave of absence on May 21, 2007 and passed away on August 7, 2007. As a result, Mr. Humphries’ employment agreement terminated. Under the terms of his employment agreement, Mr. Humphries’ estate received his base salary and a pro-rata portion of his 2007 target annual bonus through the effective date of termination. The amount of such pro-rata bonus was $293,746. In addition, all of Mr. Humphries’ then vested stock options remain exercisable by his estate until August 7, 2008.

Mr. Schneider

In connection with the termination of his employment, we and Mr. Schneider terminated his employment agreement and entered into a termination and consulting agreement. For a description of such agreement, see “– Other Compensation Arrangements – Termination and Consulting Agreement.”

Indemnity Agreements

We have entered into indemnity agreements with certain of our current and former officers and directors and certain of Prime’s former directors. These agreements generally provide that, to the extent permitted by law, we must indemnify each such person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that such person was an officer, director or employee of ours (or Prime’s, as applicable). In addition, our and certain of our subsidiaries’ organizational documents provide for certain indemnifications and limitations on liability for directors, managers and officers.

2004 Equity Incentive Plan

For a description of our 2004 equity incentive plan, see “Proposal No. 2 – Amendment to 2004 Equity Incentive Plan.”

Deferred Compensation Plan

In April 2005, our board of directors adopted a deferred compensation plan. Our Compensation Committee selects those employees who are entitled to participate in the plan; provided, that such employees must be members of a select group of management or highly compensated employees (as such term is defined under the Employee Retirement Income Security Act of 1974, as amended). Under the plan, plan participants are entitled to defer a portion of their base salary and up to 100% of their bonuses, which such deferred amounts will be placed into accounts, and allocate such amounts to a “measuring investment” in securities. Our board of directors has determined that our common stock is not eligible to be a “measuring investment” under this plan. Such deferred amounts would fully vest immediately. The account would increase or decrease in value based on changes in the price of the underlying measuring investment. Although the plan allows us to make discretionary cash contributions to the accounts of any of such participants, our board of directors has determined that we will not make any discretionary contributions. Our contributions would vest in five equal annual installments beginning the year following such contribution; provided that such contributions would fully vest upon a participant’s death prior to termination of employment, disability, attainment of normal retirement age (as defined in the plan), or upon a change in control (as defined in the plan).

In addition, a participant may defer “stock option gains.” If a participant elects to exercise stock options and uses already owned shares held by such participant for at least six months before the date of exercise to pay such exercise price, such participant may defer the “net” shares received upon exercise (i.e., the aggregate number of shares acquired upon exercise less the number of shares used to pay the exercise price), which we will refer to as the “gain shares.” Upon such deferral, the gain shares would be converted into phantom share units and placed into the participant’s account. The participant would be 100% vested in such shares. The account would increase or decrease in value based on changes in our stock price.

A participant’s account would be distributed upon normal retirement, early retirement, or a termination of employment (as such terms are defined in the plan). All distributions would be paid in cash.

On February 5, 2007, our board of directors terminated the deferred compensation plan.

Other Compensation Agreements

Board Service and Release Agreement

Dr. Argil Wheelock became our nonexecutive chairman on November 10, 2004 pursuant to a board service and release agreement. This agreement entitles Dr. Wheelock to receive $25,000 per month for the first year of his service, $20,833 per month for his second year of service and $16,666 per month for his third year of service, unless he is no longer serving on our board of directors. In the event Dr. Wheelock’s directorship with us is terminated, the agreement provides that he will also be entitled to a severance payment of $1,410,000. On October 27, 2005, Dr. Wheelock was appointed as our executive chairman. In March 2006, Dr. Wheelock’s board service and release agreement was amended to provide that in the event Dr. Wheelock no longer serves as our executive chairman, he would be entitled to the $1,410,000 severance payment referred to above. In March 2006, Dr. Wheelock resigned as our executive chairman and we paid him the $1,410,000 severance amount. Dr. Wheelock continues to serve as a member of our board of directors. Dr. Wheelock’s board service and release agreement also provides that Dr. Wheelock will for a period of five years following the date his service on our board of directors is terminated refrain from directly or indirectly (i) soliciting our and our affiliates’ employees and other similar persons; (ii) soliciting vendors, customers, and other similar persons and entities to adversely alter their relationship with us or our affiliates; (iii) advising physicians, hospitals, surgery centers and similar persons to negatively alter their business relationship with us or our affiliates; and (iv) engaging in certain business activities conducted by us.

In addition, Mr. Wheelock is eligible to receive annual bonuses and stock options at the discretion of our compensation committee.

Termination and Consulting Agreement

On July 9, 2007, Mr. Schneider resigned as our President – Medical Products. In connection with his departure, we entered into a termination and consulting agreement with Mr. Schneider pursuant to which Mr. Schneider’s employment agreement with us was terminated and Mr. Schneider provided consulting services to us until December 31, 2007. We paid Mr. Schneider a semi-monthly amount of $11,310 during this period for these consulting services. The noncompetition and nonsolicitation provisions set forth in Mr. Schneider’s employment agreement continue in full force and effect.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Under the charter of the audit committee, the audit committee is responsible for reviewing and approving all related party transactions as defined under the Nasdaq Marketplace rules (which define related party transactions by reference to Item 404 of Regulation S-K). Our management is responsible for identifying any related party transactions and submitting them to the audit committee for review. The audit committee will review any related party transactions on a case-by-case basis and determine whether or not to approve such transactions. Other than as set forth in the audit committee charter, we have not adopted a written policy for the review of related party transactions.

Transactions

In August 2005, SanuWave, Inc., a company controlled by Prides Capital Partners, L.L.C., which beneficially owned approximately 15% of our outstanding common stock as of March 24, 2008 and which Kevin A. Richardson, II, one of our directors, co-founded and is a partner with, acquired our orthopaedics business unit. Under the terms of the transaction, we received $6.4 million in cash, two $2 million unsecured promissory notes, and a small passive ownership interest in SanuWave. The notes bear interest at 6% per annum with no payments for the first five years, then interest-only payments for the next five years with a balloon payment after ten years. As part of the transaction, we agreed to provide SanuWave with certain transition services that include certain manufacturing services, sales support, and office support. We were paid $100,000 per month for the first six months following the closing of the transaction in return for such services, in addition to receiving reimbursement of certain direct costs to provide the services. The term for the transition services varies according to the specific service involved, but will not in any event extend beyond two years from the closing date. Mr. Richardson also serves as chairman of the board of directors of SanuWave.

Prior to March 31, 2004, Dr. Wheelock directly owned a 2.78% interest and indirectly owned an additional 3.3% interest (through 9% ownership in a corporate partner, NGST, Inc.) in Tenn-Ga Stone Group Two, a Tennessee general partnership. Tenn-Ga Stone Group Two provides lithotripsy services in Tennessee and North Georgia. Dr. Wheelock purchased his interests in Tenn-Ga Stone Group Two in or about 1990. We manage Tenn-Ga Stone Group Two and are a 28% owner and managing partner of Tenn-Ga Stone Group Three, LLC, which as of January 1, 2007 had a 38.25% ownership interest in Tenn-Ga Stone Group Two. On March 31, 2004, Dr. Wheelock sold his interest in NGST, Inc. to Tenn-Ga Stone Group Three for $120,000. We now indirectly own 100% of NGST, Inc., which as of January 1, 2007 had a 36.75% ownership interest in Tenn-GA Stone Group Two. Tenn-Ga Stone Group Two pays us a management fee of $40,000 per year. We also supply services, parts and consumables to Tenn-Ga Stone Group Two at standard rates. During 2007, Tenn-Ga Stone Group Two paid us $46,350 for such services, parts and consumables. In 2007, Tenn-Ga Stone Group Two paid approximately $34,091 in distributions to Dr. Wheelock and $17,898 in distributions to Tenn-Ga Stone Group Three. Dr. Wheelock continues to hold his direct interest in Tenn-GA Stone Group Two, which increased to 21.11% on January 31, 2007 based on his acquisition of newly-issued interests in Tenn-Ga Stone Group Two and based on his acquisition of interests in Tenn-GA Stone Group Two from NGST and Tenn-GA Stone Group Three for $20,000. After January 2007, Dr. Wheelock’s interest decreased to 20.787% by December 2007. At December 31, 2007, we indirectly held a 30% interest in Tenn-GA Stone Group Two.

During 2001 and early 2002, Prime made full recourse loans totaling approximately $975,000 to 12 members of its management. The loans bear interest at 6.5% and require annual payments of principal and interest due April 1 of each year. We assumed these loans after the Merger and there is currently one employee who still has an obligation under the loans. This outstanding loan is current and the net principal balance outstanding as of March 24, 2008 is approximately $7,000.

We lease office space in an office building owned by us and in which our principal executive office is located to American Physician Services Group Inc., or APS. Kenneth S. Shifrin, one of our directors, serves as chairman of the board and chief executive officer of APS. The term of the lease between us and APS expires in December 2011 and aggregate rental payments under this lease during 2007 were $577,950.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission, or the SEC, and the Nasdaq Global Select Market. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us with respect to 2007, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, executive officers and persons who own more than 10% of a registered class of our equity securities have been complied with during 2007, except that Mr. Waughtal filed a late Form 4 with respect to transactions that occurred in 2007 that created four separate Form 4 filing requirements in 2007.

QUORUM; VOTING

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the meeting. Abstentions and “broker non-votes” (shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon so the broker or nominee is unable to vote the shares) will be counted in determining whether a quorum is present at the meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Cumulative voting is not permitted in the election of our directors. On all matters (including election of directors) submitted to a vote of the shareholders at the meeting or any adjournment(s) or postponement(s) thereof, each holder of our common stock will be entitled to one vote for each share of our common stock owned of record by such shareholder at the close of business on March 24, 2008.

Proxies in the accompanying form that are properly executed and returned and that are not revoked will be voted at the meeting and any adjournment(s) or postponement(s) thereof and will be voted in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted according to the recommendations of our board of directors, which are contained in this proxy statement. Our board of directors knows of no matters, other than those presented in this proxy statement, to be presented for consideration at the meeting. If, however, other matters properly come before the meeting or any adjournment(s) or postponement(s) thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on any such matters. The persons named in the accompanying proxy may also, if they believe it advisable, vote such proxy to adjourn the meeting from time to time.

Other than the election of directors, which requires a plurality of the votes cast, each matter submitted to the shareholders requires the affirmative vote of a majority of the votes cast and entitled to vote on such matter. If you abstain from voting on any of the matters submitted, your abstention will not affect the outcome of this vote because an abstention is not a vote cast. Broker non-votes will not affect the outcome of any of the matters submitted because a broker non-vote is not a vote cast.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our nominating committee and board of directors have nominated nine directors for election at the 2008 annual meeting. Each nominee will be elected to hold office until our next annual meeting of shareholders or until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The following is a description of each of our current directors. All of these directors have been nominated for election at the 2008 annual meeting:

Name	Age	Director Since(1)
R. Steven Hicks	58	2004
Donny R. Jackson	59	2003
Timothy J. Lindgren	61	2003
Kevin A. Richardson, II	39	2006
Kenneth S. Shifrin	58	2004
Perry M. Waughtal	72	2004
Argil J. Wheelock, M.D.	60	1996
James S.B. Whittenburg	36	August 2007
Mark G. Yudof	63	2005

(1)	Messrs. Hicks, Shifrin and Waughtal became directors in November 2004 following the Merger with Prime. Details regarding these directors’ service as directors of Prime is provided in the biographical information below.

Mr. Hicks became our Nonexecutive Chairman in March 2006. Mr. Hicks became a director of Prime in December 2002 and a director of ours in November 2004 upon the closing of the Merger. In June 2000, Mr. Hicks became Chairman of Capstar Partners, LLC, an Austin based private investment company. Previously he founded Capstar Broadcasting and served as Vice Chairman of AMFM, Inc.

Mr. Jackson has served as a director of ours since January 2003. Mr. Jackson is currently retired. From 2002 to November 2004, Mr. Jackson served as the Director of the Technical Services Group of InterCept, Inc., a publicly traded company that provides technology, products and services to financial institutions. Prior to this he served as: President and Chief Executive Officer of Netzee, Inc., a publicly traded company providing integrated Internet banking and e-commerce products and services to financial institutions, from 2000 to 2002; President and Chief Operating Officer of The Intercept Group, Inc., from 1996 to 2000; Chief Executive Officer of Provesa, Inc., a data processing and check imaging services company, from 1993 to 1996; Chief Executive Officer of Bank Atlanta, from 1990 to 1992 and Chief Financial Officer, from 1988 to 1990; and Audit Manager at Evans, Porter, Bryan, from 1986 to 1987; and Audit Partner at Womble, Jackson, Gunn, from 1978 to 1986. Mr. Jackson has served on the Board of Directors of Netzee, Inc., Intercept, Inc. and Bank Atlanta.

Mr. Lindgren has served as a director of ours since January 2003. Mr. Lindgren is a senior vice president for Hyatt Hotels & Resorts, overseeing the management and operations of 24 Hyatt hotels in 10 states. Throughout his 33-year career with Hyatt, Mr. Lindgren has held a variety of management positions including general manager of several Hyatt Regency hotels.

Mr. Richardson became a director in March 2006. Mr. Richardson is currently a partner with Prides Capital Partners, L.L.C., which he co-founded in 2004. Prior to that, Mr. Richardson had been a partner at Blum Capital Partners, a $2.5 billion investment firm, since 1999. Mr. Richardson serves on the board of directors of eDiets.com, Inc., a publicly-traded online diet and fitness programs company.

Mr. Shifrin became Prime’s Chairman of the Board in 1989 and served as Executive Chairman until December 30, 2001. Mr. Shifrin served as Nonexecutive Chairman of Prime from December 31, 2001 until the closing of the Merger in November 2004. Mr. Shifrin became our Nonexecutive Vice Chairman in November 2004 upon the closing of the Merger. He resigned his position as Nonexecutive Vice Chairman in March 2006 and continues to serve as a member of our board of directors. Mr. Shifrin has served in various capacities with American Physicians Service Group Inc., a publicly traded financial services and insurance management company (“AMPH”), since 1985, and is currently the Chairman of the Board and Chief Executive Officer of AMPH. In June 2003, he became a director of Financial Industries Corporation (NASDAQ: FNIN), a Texas-based insurance company.

Mr. Waughtal became a director of Prime in December 2003 and a director of ours in November 2004 upon the closing of the Merger. Since April 2000, he has been a director of KMR and Kinder Morgan G.P., Inc. He is also the Chairman and a limited partner of Songy Partners Limited, an Atlanta, Georgia based real estate investment company. Previously, he served for over 30 years as Vice Chairman of Development and Operations and as Chief Financial Officer for Hines Interests Limited Partnership, a real estate and development entity based in Houston, Texas.

Mr. Whittenburg was appointed as our President and Chief Executive Officer and became a director of ours on August 13, 2007. From June 2006 until August 13, 2007, Mr. Whittenburg served as President of our Urology Division, and he was our acting President and Chief Executive Officer from May 2007 until August 2007. He served as President of our Specialty Vehicle Manufacturing Division from December 2005 until its sale in July 2006 and was our General Counsel and Senior Vice President—Development from March 2004 until June 2006. Previously Mr. Whittenburg practiced law at Akin Gump Strauss Hauer & Feld LLP, where he specialized in corporate and securities law. Mr. Whittenburg, a CPA, is licensed to practice law in Texas.

Dr. Wheelock served as our Chairman and Chief Executive Officer from July 1996 until November 2004 when he became our Nonexecutive Chairman. In October 2005, Dr. Wheelock was appointed as Executive Chairman. He resigned this position as Executive Chairman in March 2006 and continues to serve as a member of our board of directors. Dr. Wheelock is a practicing, board-certified urologist in Chattanooga, Tennessee. While Dr. Wheelock was in practice between 1979 and 1996, he was also engaged as a consultant by various public companies.

Mr. Yudof became a director in May 2005. Mr. Yudof is currently Chancellor of The University of Texas System, a position he has held since August 2002. Mr. Yudof was named president-designate of The University of California System in March 2008, and he is expected to assume his new responsibilities on or before August 31, 2008. Prior to his appointment as Chancellor of The University of Texas System, Mr. Yudof served as President of the University of Minnesota from 1997 to July 2002. Prior to such service, Mr. Yudof was a faculty member and administrator at The University of Texas at Austin for 26 years, serving as dean of the School of Law from 1984 to 1994 and as the university’s executive vice president and provost from 1994 to 1997. Mr. Yudof earned an LL.B. degree in 1968 from the Law School of the University of Pennsylvania and a B.A. degree in Political Science from the University of Pennsylvania in 1965.

No family relationships exist among our officers or directors. Except as indicated above, no director of ours is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Should any nominee for director become unwilling or unable to accept nomination or election, the proxies will be voted for the election, in his stead, of such other persons as our board of directors may recommend or our board of directors may reduce the number of directors to be elected. We have no reason to believe that any nominee named above will be unwilling or unable to serve.

The Board recommends that you vote FOR each nominee for director.

CERTAIN INFORMATION REGARDING OUR BOARD OF DIRECTORS

Board Compensation

Our board compensation consists of both cash and stock options. Directors who are also officers will not receive any fee or remuneration for services as members of our board or any board committee. Each non-management board member will be paid cash compensation consisting of an annual retainer of $40,000 (paid in equal monthly installments), $2,000 for each in-person board meeting, $1,000 for each telephonic board meeting, $1,000 for each in-person board committee meeting, and $500 for each telephonic board committee meeting, except for Dr. Wheelock, whose board compensation is described under “Executive Compensation – Other Compensation Arrangements – Board Service and Release Agreement”.

In December 2006, our board of directors amended non-management board compensation related to stock options by granting each non-management board member a stock option covering 100,000 shares of our common stock, which options vested 25% on the date of grant and 25% on the each of the first three anniversaries of the date of grant. The exercise price of these stock options equaled the fair market value per share on the date of grant. As a result of this change in non-management board compensation related to stock options, our board did not make any option grants to board members in 2007 and does not anticipate making option grants to board members in 2008 or 2009, unless a new member joins our board. Our board made this change to more closely align board compensation with long-term shareholder value creation.

The following table provides information concerning aggregate compensation for 2007 for non-management members of our board of directors serving in 2007. Mr. Whittenburg received compensation in 2007 for his service as an officer of ours. He received no compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c)	Option Awards ($)(1) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
Mr. Hicks	$60,500		—	$85,457	—	—	—		$145,957
Mr. Jackson	$68,500		—	$85,457	—	—	—		$153,957
Mr. Lindgren	$67,000		—	$85,457	—	—	—		$152,457
Mr. Richardson	$56,000		—	$85,457	—	—	—		$141,457
Mr. Searles(2)	$23,333		—	$20,811	—	—	—		$44,144
Mr. Shifrin	$51,000		—	$85,457	—	—	—		$136,457
Mr. Waughtal	$59,000		—	$85,457	—	—	—		$144,457
Dr. Wheelock	$193,740	(3)	—	$85,457	—	—	$7,500	(4)	$286,697
Mr. Yudof	$52,000		—	$85,457	—	—	—		$137,457

(1)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with FAS 123(R) of stock options granted pursuant to our equity incentive plans and thus include amounts from options granted in and prior to 2007. Assumptions used in the calculation of the amount for years ended December 31, 2005, 2006 and 2007 are included in footnote I to our audited financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2008.
(2)	William A. Searles’ service on our Board ended on May 3, 2007.
(3)	See “Executive Compensation – Other Compensation Arrangements – Board Service and Release Agreement” for a description of Dr. Wheelock’s board compensation.
(4)	Represents company matching contribution under our 401(k) plan.

Kenneth S. Shifrin

Mr. Shifrin became our nonexecutive vice chairman on November 10, 2004 pursuant to a board service, amendment and release agreement. That agreement entitled Mr. Shifrin to receive a one time payment of $180,000 at the time of the Merger and also currently entitles him to have life insurance policies maintained on his behalf by us. Mr. Shifrin’s current compensation for his service as a director is otherwise as determined by our board of directors for non-management directors. Mr. Shifrin resigned his position as nonexecutive vice chairman in March 2006 and continues to serve as a member of our board of directors.

Mr. Shifrin also has a noncompetition, release and severance agreement dated December 30, 2001, which was entered into with Prime and assumed by us in connection with the Merger. This agreement provides that Mr. Shifrin will not own, manage or control any business that competes with us and will not advise any of our customers or suppliers to cancel or curtail their dealings with us, or influence any of our employees to terminate his or her employment with us, for a period of six years.

CORPORATE GOVERNANCE

General

There are presently nine members of our board of directors, including six directors who the board has determined to be independent under Rule 4200(a)(15) of the Nasdaq listing standards. See “-Director Independence” below.

Our board of directors held ten meetings during 2007, and during that year each incumbent director attended at least 75% of (a) the total number of our board meetings (held during the period for which he has been a director) and (b) the total number of meetings held by all committees of the board on which he served (during the periods that he served).

In regard to directors’ attendance at annual shareholders meetings, although we do not have a formal policy regarding such attendance, our board of directors encourages all board members to attend such meetings, but such attendance is not mandatory. All but one of our board members serving as directors at the time attended the 2007 annual shareholders meeting. In addition, our board of directors holds its regular annual meeting immediately following the annual shareholders meeting.

Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee, an executive committee, and a strategic development committee. Our board of directors has adopted a written charter for the audit, compensation, nominating and corporate governance, and executive committees. These charters are available on our website at http://www.healthtronics.com.

Director Independence

Our board of directors affirmatively determines the independence of each director in accordance with the Nasdaq Marketplace rules. Based on the standards, our board of directors determined that each of the following directors is independent:

R. Steven Hicks	Kenneth S. Shifrin
Donny R. Jackson	Perry M. Waughtal
Timothy J. Lindgren	Mark G. Yudof

In determining the independence of Mr. Lindgren, our board of directors considered that our board of directors, our board committees, and our management occasionally held meetings at various Hyatt hotels at a preferred business rate (rather than a standard business rate). Mr. Lindgren is a Senior Vice President for Hyatt

Hotels & Resorts. We paid Hyatt less than $7,000 in 2007 for meeting space and related fees and expenses. Such amount does not include any amounts paid to Hyatt for overnight business travel expenses incurred by our employees in the ordinary course of business. We have no policies encouraging or requiring any of our employees to stay at Hyatt hotels or resorts on business travel.

In determining the independence of Mr. Shifrin, our board of directors considered the APS transaction described under “Certain Relationships and Related Transactions—Transactions”. In addition, in determining the independence of Mr. Shifrin, our board of directors considered the payment of fees to APS by certain partnerships controlled by us for services provided by APS that are not accounting, consulting, legal, investment banking or financial advisory services, the aggregate amount of which fees in 2007 was $20,000.

William A. Searles was an independent director during his service on our board in 2007. Mr. Searles’ service on our board ended on May 3, 2007.

Audit Committee

The audit committee’s functions include:

•	reviewing with the independent auditors and management the adequacy of our accounting and financial reporting controls;

•	reviewing with management and the independent auditors significant accounting and reporting principles, practices and procedures applied in preparing our financial statements;

•	discussing with the independent auditors their judgment about the quality, not just the acceptability, of the accounting principles used in our financial reporting;

•	reviewing the activities and independence of the independent auditors;

•	reviewing and discussing our audited financial statements with management and the independent auditors and the results of the audit; and

•	appointing the independent auditors.

Mr. Jackson, Mr. Shifrin and Mr. Waughtal are the current members of the audit committee. The chairman of the committee is Mr. Waughtal. Our board has determined that the committee members are “independent” as defined in Rule 4200(a)(15) of the Nasdaq listing standards. In addition, our board has determined that the committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Exchange Act. Our board has further determined that Mr. Waughtal is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The audit committee held five meetings during 2007.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.

Compensation Committee

The compensation committee reviews and makes recommendations to our board of directors regarding compensation of our chief executive officer and approves compensation to executive officers who report to our chief executive officer, including the chief financial officer and the other executive officers named in the summary compensation table. The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it.

In performing its duties, the compensation committee:

•

reviews all areas of executive compensation and recommends compensation for the chief executive officer to the board of directors and approves compensation for all executives but the chief executive officer;

•	administers our equity incentive plan;

•

reviews new employment agreements and amendments of existing employment agreements and recommends to the board, with respect to the chief executive officer, and approves, with respect to all other executive officers, employment agreements and amendments thereto; and

•	provides information and advice to our board regarding board compensation.

Mr. Jackson and Mr. Lindgren are the current members of the compensation committee. Our board has determined that the committee members are “independent” as defined in Rule 4200(a)(15) of the Nasdaq listing standards. The chairman of the committee is Mr. Lindgren. There is currently a vacancy on the Compensation Committee, and our board intends to fill this vacancy during the regular board meeting following the 2008 annual shareholders meeting.

The committee meets at least quarterly in person to perform its duties and periodically approves and adopts, or makes recommendations to our board for, executive compensation matters. During 2007, the committee held eleven meetings.

Our chief executive officer, other members of our management and outside advisors may be invited to attend all or a portion of a compensation committee meeting depending on the nature of the agenda items. Neither our chief executive officer nor any other member of management votes on items before the compensation committee; however, the chief executive officer makes recommendations to the compensation committee regarding executive compensation programs and amounts. The compensation committee also works with our senior management to determine the agenda for each meeting.

Compensation Committee Interlocks and Insider Participation

The compensation committee is comprised of independent directors. There are no compensation committee interlocks among the members of our board of directors and no member of the compensation committee has a transaction reported under “Certain Relationships and Related Transactions.”

Nominating and Corporate Governance Committee

The nominating and corporate governance committee has primary responsibility for making recommendations to our board of directors for nominees for election to our board of directors and developing and reviewing our corporate governance guidelines. The nominating and corporate governance committee held no meetings during 2007—the members approved the slate of director nominees for the 2007 annual shareholders meeting by unanimous consent in lieu of meeting. Mr. Hicks, Mr. Lindgren and Mr. Yudof are the current members of the nominating and corporate governance committee. Our board has determined that the committee members are “independent” as defined in Rule 4200(a)(15) of the Nasdaq listing standards. The chairman of the committee is Mr. Yudof.

The nominating and corporate governance committee identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the nominating and corporate governance committee decides not to recommend a member for re-election, the nominating and corporate governance committee may identify the desired skills and experience of a new nominee in light of the criteria below. Research may be performed to identify qualified individuals. The nominating and corporate governance committee has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although it may do so in the future if it considers doing so necessary or desirable.

The consideration of any candidate for service on our board is based on the committee’s assessment of the candidate’s professional and personal experiences and expertise relevant to our operations and goals. The committee evaluates each candidate on his or her ability to devote sufficient time to board activities to effectively carry out the work of the board. The ability to contribute positively to the existing collaborative culture among board members and willingness to represent the best interests of our shareholders and objectively appraise management’s performance are also considered by the committee. In addition, the committee considers the candidate’s involvement in activities or interests that might conflict with a director’s responsibilities to us and our shareholders; the composition of the board as a whole; the status of the nominee as “independent” under the Nasdaq’s listing standards and the rules and regulations of the SEC; and the nominee’s experience with accounting rules and practices. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in our and our shareholders’ best interests.

After completing its evaluation, the nominating and corporate governance committee makes a recommendation to the full board of directors as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendation and report of the nominating and corporate governance committee.

The nominating and corporate governance committee will consider director candidates recommended by our shareholders. The nominating and corporate governance committee does not have a formal policy on shareholder nominees, but intends to assess them in the same manner as other nominees, as described above. To recommend a prospective nominee for the nominating and corporate governance committee’s consideration, shareholders should submit in writing the candidate’s name and qualifications, and otherwise comply with our bylaws’ requirements for shareholder nominations, which are described below, to:

HealthTronics, Inc.

1301 Capital of Texas Hwy, Suite 200B

Austin, TX 78746

Attention: Corporate Secretary

Our bylaws provide that any shareholder wishing to recommend a nominee should submit a recommendation in writing, indicating the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a director if elected and to being named in the proxy statement and certain information regarding the status of the shareholder submitting the recommendation, to our Corporate Secretary at the address provided above. Such nomination recommendation must be received by us at the address provided above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders (provided, that, if the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the shareholder to be timely must be so received by us not more than 120 days before the annual meeting and not less than the later of (1) 90 days before the annual meeting and (2) the 10th day following the day on which we first make a public announcement of the date of the annual meeting).

Executive Committee

The executive committee’s primary functions are to serve as a communications liaison between our management and our board of directors and to approve routine, non-material matters that would otherwise require approval of our board of directors. Mr. Hicks, Mr. Lindgren, and Mr. Richardson are the members of the committee. Mr. Hicks is the chairman of the committee.

Shareholder Communications with the Board of Directors

If a shareholder desires to send a communication to our board of directors, such shareholder should send the communication to:

HealthTronics, Inc.

1301 Capital of Texas Hwy, Suite 200B

Austin, TX 78746

Attention: Nonexecutive Chairman of the Board

The nonexecutive chairman of the board will forward the communication to the other board members.

If a shareholder desires to send a communication to a specific board member, such shareholder should send the communication to the above address with attention to the specific board member.

Code of Ethics

We have established a Code of Ethics for our chief executive officer, senior finance officers and all other employees. A current copy of this code is available on our web site at http://www.healthtronics.com. If we amend the Code of Ethics or grant a waiver of a provision of the Code of Ethics, we will disclose such amendment or waiver on our website within four business days following such amendment or waiver. Such information will remain available on our website for at least twelve months following the date of such disclosure.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, a current copy of which is available on our website at http://www.healthtronics.com.

EQUITY COMPENSATION PLANS

At December 31, 2007, we had seven separate equity compensation plans: the Prime 1993 and 2003 stock option plans, the HealthTronics general, 2000, 2001 and 2002 stock option plans, and the HealthTronics 2004 equity incentive plan. The plans, and all amendments thereto, had been approved by Prime’s and HealthTronics’ shareholders, as the case may be. The following table sets forth certain information as of December 31, 2007 about our equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of shares of our common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of our common stock remaining available for future issuance under equity compensation plans (exceeding securities reflected in column (a))
Prime 1993 stock option plan	105,666	$7.79	—
Prime 2003 stock option plan	129,000	$5.84	—
HealthTronics equity incentive plan and stock option plans	2,959,499	$7.10	1,005,944
Other equity compensation plans approved by our security holders	N/A	N/A	N/A
Equity compensation plans not approved by our security holders	N/A	N/A	N/A

In 2004, in connection with the Merger of HealthTronics and Prime, we assumed in the Merger stock options to acquire approximately 2,154,000 shares of common stock.

PROPOSAL NO. 2

AMENDMENT TO 2004 EQUITY INCENTIVE PLAN

In March 2008, our board of directors approved an amendment to our 2004 Equity Incentive Plan, or the Plan, subject to approval by our shareholders, to (1) increase by 2,850,000 shares the number of shares available for issuance thereunder (from 2,950,000 shares to 5,800,000) and (2) prohibit repricings of stock options without shareholder approval. Our board of directors believes that approval of this amendment is in our best interest because the availability of an adequate number of shares under the Plan is an important factor in attracting, motivating and retaining qualified officers, employers, directors and consultants essential to our success and in aligning their long-term interests with those of our shareholders. The full text of the amendment is attached to this Proxy Statement as Appendix A.

The following is a summary of the material terms of the Plan.

Purpose

To attract and retain individuals eligible to participate in the 2004 equity incentive plan, which we will refer to as the Plan, and to further our growth, development and financial success by aligning the personal interests of participants in the Plan, through the ownership of shares of our common stock and other incentives, with those of us and our shareholders.

Administration

Our board of directors or a committee designated by the board of directors, such as the compensation committee (in either case, we refer to such body as the Administrator).

Eligibility

Officers, employees, directors, consultants and other persons selected by the Administrator.

Stock Subject to the Plan

2,950,000 shares of our common stock are currently reserved and available for issuance under the Plan. There are no pre-established limits on what number of the shares of our common stock reserved for the Plan will be allocated as stock options, stock appreciation rights (or SARs), restricted stock grants, stock purchase rights, and other stock based awards.

Awards under the Plan

•	Options. We will have the ability to award “incentive stock options” and “non-statutory stock options” under the Plan (in either case we refer to such awards as the option(s)).

•

Incentive Stock Options. Only our employees (or certain of our affiliates) may be eligible to receive an award of incentive stock options. Incentive stock options awarded under the Plan must have an exercise price of at least 100% of the fair market value of our common stock on the date of grant. In the case of an employee who owns stock representing more than 10% of our voting power, the exercise price will be at least 110% of the fair market value of our common stock on the date of grant.

•

Non-Statutory Stock Options. We can award non-statutory stock options to any person eligible under the Plan. The Plan does not establish a minimum exercise price for non-statutory stock options granted under the Plan.

•	Other Terms Applicable to Options. Options may contain other provisions the Administrator decides are appropriate relating to when the options will become exercisable, the times and circumstances the options may be exercised, and the methods the exercise price may be paid. Options that become exercisable will expire no later than 10 years from the date the options were granted; however, in certain cases the options will expire 5 years from the date they were granted (i.e., in the case of options granted to an employee who owns stock representing more than 10% of our voting power).

•

Stock Appreciation Rights. SARs granted under the Plan will entitle the participant to receive, in either cash or stock, the excess of the fair market value of one share of our common stock over the exercise price of the SAR. The Administrator will determine the terms under which SARs are awarded, including the times and circumstances under which a SAR may be exercised. SARs may be granted at a price determined by the Administrator, and may be granted in tandem with an option, such that the exercise of the SAR or related option will result in a forfeiture of the right to exercise the related option for an equivalent number of shares, or independently of any option. Any SAR may be exercised at the times specified in the document awarding the SAR, and the SAR will expire at the time designated at the time the SAR is awarded.

•

Restricted Stock. Restricted stock may be granted alone or in conjunction with other awards under the Plan and may be conditioned upon continued employment for a specified period, the attainment of specific performance goals or such factors as the Administrator may determine. In making an award of restricted stock, the Administrator will determine the restrictions that will apply, the period during which the award will be subject to such restrictions, and the price, if any, payable by a recipient. The Administrator may amend any award of restricted stock to accelerate the dates after which such award may be executed in whole or in part. Shares of restricted stock shall not be transferable until after removal of the legend with respect to such shares.

•

Stock Purchase Rights. Stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator will determine the terms, conditions and restrictions related to the stock purchase rights, including the number of shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer (all in accordance with a restricted stock purchase agreement). Unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with us for any reason (including death or disability).

•

Other Stock-Based Awards. The Administrator shall have complete discretion in determining the number of shares subject to “Other Stock Based Awards”, the consideration for such awards and the terms, conditions and limitations pertaining to same including, without limitation, restrictions based upon the achievement of specific business objectives, tenure, and other measurements of individual or business performance, and/or restrictions under applicable federal or state securities laws, and conditions under which such awards will lapse. Payment of other stock based awards may be in the form of cash, shares, other awards, or in such combinations thereof as the Administrator shall determine at the time of grant, and with such restrictions as it my impose.

Performance Awards

The Administrator may condition the receipt of an award or the vesting of an award on certain business criteria. If the Administrator determines that such performance conditions should be considered “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the performance goals must relate to one of the following business criteria: (1) fair market value or trading price of shares of our common stock; (2) operating profit; (3) sales volume of our products; (4) earnings per share; (5) revenues; (6) cash flow; (7) cash flow return on investment; (8) return on assets, return on investment, return on capital, return on equity; (9) economic value added; (10) operating margin; (11) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or (12) any of the above goals as compared to the performance of a published index, such as the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Adjustments Upon Changes in Capitalization, Merger or Asset Sale

•

Changes in Capitalization. Subject to any required action by our shareholders, the number of shares of common stock subject to the Plan (whether awarded or reserved but not awarded) as well as the price per share of common stock subject to the Plan (whether awarded or reserved but not awarded) shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us.

•

Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, the Administrator in its discretion may provide for a participant to have the right to exercise his or her award until 15 days prior to such transaction as to all of the shares covered thereby. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

•

Merger or Asset Sale. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, each outstanding award shall be assumed or an equivalent option or right substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute for the award, the Plan participants shall fully vest in and have the right to exercise the award as to all of the shares, including shares as to which it would not otherwise be vested or exercisable.

Transferability of Awards

Awards may not be pledged, assigned or transferred while the Plan participant is still living, except that options may be transferred to a Plan participant’s spouse as directed by a court, provided such transfer is “incident to divorce” within the meaning of Section 1041 of the Internal Revenue Code of 1986, as amended.

Termination, Amendment or Suspension

The Administrator can terminate, suspend or amend the Plan at any time, subject to shareholder approval required under federal or state law or by the stock exchange on which our common stock is listed.

Federal Income Tax Consequences

•

Incentive Stock Options. In general, no taxable income for Federal income tax purposes will be recognized by an option holder upon receipt or exercise of an incentive stock option and we will not then be entitled to any tax deduction. Assuming that the option holder does not dispose of the option shares before the later of (i) two years after the date of grant or (ii) one year after the exercise of the option, upon any such disposition, the option holder will recognize capital gain equal to the difference between the sale price on disposition and the exercise price. If, however, the option holder disposes of his option shares prior to the expiration of the required holding period, he will recognize ordinary income for Federal income tax purposes in the year of disposition equal to the lesser of (i) the difference between the fair market value of the shares at date of exercise and the exercise price, or (ii) the difference between the sale price upon disposition and the exercise price. Any additional gain on such disqualifying disposition will be treated as capital gain. In addition, if such a disqualifying disposition is made by the option holder, we will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder provided such amount constitutes an ordinary and reasonable expense of ours.

•	Nonqualified Stock Options. No taxable income will be recognized by an option holder upon receipt of a nonqualified stock option, and we will not be entitled to a tax deduction for such grant.

Upon the exercise of a nonqualified stock option, the option holder will include in taxable income for Federal income tax purposes the excess in value on the date of exercise of the shares acquired upon exercise of the nonqualified stock option over the exercise price. Upon a subsequent sale of the shares, the option holder will derive short-term or long-term gain or loss, depending upon the option holder’s holding period for the shares, commencing upon the exercise of the option, and depending upon the subsequent appreciation or depreciation in the value of the shares.

We generally will be entitled to a corresponding deduction at the time that the participant is required to include the value of the shares in his income.

•

Restricted Stock. Under current federal income tax regulations, there will be no income tax consequences upon the award of restricted stock to either the grantee or us. A grantee will recognize ordinary income when the restrictions on the transferability of the shares expire, which is referred to as the vesting of the shares. The amount of income recognized will be equal to the fair market value of such shares on the date of vesting over the amount paid, if any, at the time of the grant. Dividends on shares of restricted stock that are paid (or are payable) to grantees prior to the time the shares are vested will be treated as additional compensation, and not dividend income, for federal income tax purposes.

In addition to the general rules described above, the deductibility of the income realized by certain executive officers is conditioned on the satisfaction of the requirements of Section 162(m) of the Internal Revenue Code. It is our intention that the Plan is administered in a manner that maximizes the deductibility of the payments under Section 162(m). The federal income tax consequences described in this section are based on U.S. laws in effect on the date of this document, and there is no assurance that they will not change in the future and affect the tax consequences of awards made under this Plan. Tax consequences may be different in other countries.

The board of directors recommends a vote FOR the proposal to amend our 2004 Equity Incentive Plan to (1) increase by 2,850,000 shares the total number of shares of common stock available for issuance thereunder (from 2,950,000 shares to 5,800,000 shares) and (2) prohibit repricings of stock options without shareholder approval.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of Donny R. Jackson, Kenneth S. Shifrin and Perry M. Waughtal, all of whom are “independent” directors as defined in Rule 4200(a)(15) of the Nasdaq listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934. In addition, Mr. Waughtal is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. Mr. Shifrin joined the Audit Committee in March 2008.

The Committee operates under a written charter adopted by the Board. The Committee, among other things,

•	reviews with the independent auditors and management the adequacy of the Company’s accounting and financial reporting controls;

•	reviews with management and the independent auditors significant accounting and reporting principles, practices and procedures applied in preparing the Company’s financial statements;

•	discusses with the independent auditors their judgment about the quality, not just the acceptability, of the Company’s accounting principles used in the Company’s financial reporting;

•	reviews the activities and independence of the independent auditors;

•	reviews and discusses the audited financial statements with management and the independent auditors and the results of the audit; and

•	appoints the independent auditors.

It is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States of America and to maintain effective internal control over financial reporting and of the Company’s independent auditors to audit the financial statements and the effectiveness of internal control over financial reporting.

In this context, the Committee has reviewed and held discussions with management and the independent auditors regarding the Company’s 2007 financial statements and internal control over financial reporting. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In addition, the Committee has discussed with the independent auditors the auditor’s independence from the Company and management and has received the written disclosure and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). Further, the Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditor’s independence.

The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Committee believes that the provision of services by the independent auditors for matters other than the annual audit and quarterly reviews is compatible with maintaining the auditor’s independence.

Audit Committee:	Perry M. Waughtal, Chairman
Donny R. Jackson
Kenneth S. Shifrin

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee designated Ernst & Young LLP, or E&Y, as our Independent Registered Public Accounting Firm for the year ended December 31, 2007. E&Y has advised us that, in accordance with professional standards, they will not perform any non-audit service that would impair their independence for purposes of expressing an opinion on our financial statements. A representative of E&Y will attend the meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. No accountants have been selected for the year ending December 31, 2008.

Fees to Independent Registered Public Accounting Firms for Fiscal 2007 and 2006

The fees listed in the table below are for services provided by E&Y beginning June 23, 2006 and for the audits related to the years ended December 31, 2007 and 2006, and for services provided by KPMG LLP, or KPMG, for the period from January 1, 2006 through June 21, 2006 and in connection with the audits related to the years ended December 31, 2007 and 2006.

	E&Y		KPMG
	2007	2006	2007	2006
Audit fees	$709,017	$758,360	$8,550	$145,300
Audit related fees	$10,775	—	—	—
Tax fees, including tax preparation and tax consulting	—	—	—	—
All other fees	—	—	—	—

All fees paid to our Independent Registered Public Accounting Firms during 2007 were pre-approved by the Audit Committee.

Change in Independent Registered Public Accounting Firm

On June 21, 2006, KPMG was dismissed as our independent registered public accounting firm. Our Audit Committee approved such dismissal.

The audit reports of KPMG on our consolidated financial statements as of and for the years ended December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report for the year ended December 31, 2005 indicated that our 2004 consolidated financial statements and 2003 consolidated statements of income, stockholders’ equity and cash flows had been restated. The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report as of December 31, 2005 indicated that we did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that we did not have effective policies and procedures in our manufacturing segment to identify the appropriate revenue recognition criteria under U.S. generally accepted accounting principles for certain types of customer arrangements and we did not have effective policies and procedures to select and appropriately apply U.S. generally accepted accounting principles regarding purchase accounting related to company acquisitions.

In connection with the audits of the years ended December 31, 2005 and 2004, and the subsequent interim period through June 21, 2006, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that KPMG advised us of the material weaknesses noted in the previous paragraph.

We have provided KPMG with a copy of the foregoing disclosure and requested that KPMG furnish us with a letter, addressed to the Securities and Exchange Commission, stating whether or not KPMG agrees with the statements made herein, and, if not, stating the respects in which it does not agree. A copy of the letter from KPMG, dated June 23, 2006, is attached as Exhibit 16.1 to the Current Report on Form 8-K we filed with the Securities and Exchange Commission on June 26, 2006.

Effective June 23, 2006, we engaged E&Y as our independent registered public accounting firm. The decision to engage E&Y was made by our Audit Committee. During our most recent two years ended December 31, 2005 and 2004 through June 23, 2006, neither we nor anyone acting on our behalf consulted with E&Y regarding either: (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; or (2) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

SHAREHOLDER PROPOSALS

Any shareholder of ours meeting certain minimum stock ownership and holding period requirements may present a proposal to be included in our proxy statement for action at the annual meeting of shareholders to be held in 2009 pursuant to Rule 14a-8 of the Securities Exchange Act of 1934. Such shareholder must deliver such proposal to our secretary at our executive offices no later than December 4, 2008, unless we notify the shareholders otherwise. Only those proposals that are appropriate for shareholder action and otherwise meet the requirements of Rule 14a-8 of the Exchange Act and our bylaws may be included in our proxy statement.

Shareholder proposals to be presented at our 2009 annual meeting of shareholders that are not to be included in our proxy statement must be received by us no earlier than January 8, 2009 and no later than February 7, 2009, in accordance with the procedures set forth in our bylaws.

INCORPORATION BY REFERENCE

With respect to any future filings with the SEC into which this proxy statement is incorporated by reference, the material under the heading “Report of the Audit Committee of the Board of Directors” will not be incorporated into such future filings.

ADDITIONAL INFORMATION AVAILABLE

Accompanying this proxy statement is a copy of our 2007 Annual Report on Form 10-K. This Annual Report does not form any part of the materials for the solicitation of proxies. Upon written request of any shareholder, we will furnish a copy of the Form 10-K, as filed with the SEC, including the financial statements and schedules thereto. The written request should be sent to our Secretary at our principal executive office. The written request must state that as of the close of business on March 24, 2008, the person making the request was a record owner or beneficial owner of our capital stock.

OTHER MATTERS

Our board of directors does not intend to bring any other matters before the meeting and does not know of any matters that will be brought before the meeting by others. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy will vote the proxies in accordance with their judgment on such matters.

By Order of our Board of Directors

RICHARD A. RUSK,

Secretary

Austin, Texas

April 3, 2008

Appendix A

THIRD AMENDMENT TO THE

HEALTHTRONICS, INC. 2004 EQUITY INCENTIVE PLAN

This Third Amendment (this “Third Amendment”) to the HealthTronics, Inc. 2004 Equity Incentive Plan (as amended, the “Plan”) is made by HealthTronics, Inc., a Georgia corporation (the “Company”), pursuant to the authorization of the Board of Directors of the Company (the “Board”).

WHEREAS, the Board deems it to be in the Company’s best interest to amend the Plan to increase the maximum aggregate number of Shares (as defined in the Plan) authorized under the Plan from 2,950,000 to 5,800,000 Shares;

WHEREAS, Section 15 of the Plan authorizes the Board to amend, alter, suspend or terminate the Plan; and

WHEREAS, the rules of the Nasdaq National Market, Inc. applicable to the Company require that the Company’s shareholders approve the Third Amendment.

NOW, THEREFORE, pursuant to the authority granted to the Board in Section 15 of the Plan, and subject to the approval of this Third Amendment by the Company’s shareholders, the Plan is hereby amended as follows:

1.	The first sentence of Section 2 of the Plan is hereby deleted in its entirety and replaced with the following:

“An aggregate of 5,800,000 Shares may be issued pursuant to Awards under this Plan, subject to adjustments pursuant to Section 14.”

2.	Section 15 of the Plan is hereby amended by adding the following after Section 15(b) of the Plan:

“(c) No Repricings of Stock Options or SARS without Shareholder Approval. Notwithstanding Sections 15(a) and (b) above, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARS, cancel outstanding Options or SARS in exchange for other Awards or Options or SARS with an exercise price that is less than the exercise price of the original Options or SARS, or cancel outstanding Options or SARS with an exercise price per Share greater than the then Fair Market Value per Share in exchange for cash, without shareholder approval.”

Except as provided above, the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company, by its duly authorized officer has executed this Third Amendment on this          day of May, 2008.

HealthTronics, Inc.

By:
Name:	James S.B. Whittenburg
Title:	President and Chief Executive Officer

A-1

14475

HEALTHTRONICS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 2008

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of HealthTronics, Inc. (the “Company”) to be held on May 8, 2008 and the Proxy Statement in connection therewith, each dated on or about April 3, 2008, (b) appoints Ross A. Goolsby and Richard A. Rusk, or any of them, as Proxies, each with the power to appoint a substitute, (c) authorizes the Proxies to represent and vote, as designated on the reverse, all the shares of Common Stock of the Company held of record by the undersigned at the close of business on March 24, 2008, at such annual meeting of shareholders and at any adjournment(s) or postponement(s) thereof and (d) revokes any Proxies heretofore given.

(Continued and to be signed on reverse side.)

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

1. Election of Directors:

R. Steven Hicks

Donny R. Jackson

Timothy J. Lindgren

Kevin A. Richardson, ll

Kenneth S. Shifrin

Perry M. Waughtal

Argil J. Wheelock, M.D.

James S. B. Whittenburg

Mark G. Yudof

2. Amendment to the HealthTronics’ 2004 Equity Incentive Plan

to (1) increase by 2,850,000 shares the number of shares

available for issuance thereunder (from 2,950,000 shares to

5,800,000 shares) and (2) prohibit repricings of stock options without shareholder approval.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s)

thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO SPECIFICATION IS

INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE

BOARD OF DIRECTORS OF THE NOMINEES LISTED ON THIS PROXY,

FOR THE AMENDMENT TO HEALTHTRONICS’ 2004 EQUITY INCENTIVE

PLAN, AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER

BUSINESS.

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

JOHN SMITH

1234 MAIN STREET

APT. 203

NEW YORK, NY 10038

NOMINEES:

ANNUAL MEETING OF SHAREHOLDERS OF

HEALTHTRONICS, INC.

May 8, 2008

MAIL - Date, sign and mail your proxy card in the

envelope provided as soon as possible.

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) in the United States or 1-718-

921-8500 from foreign countries and follow the

instructions. Have your proxy card available when

you call.

INTERNET - Access “www.voteproxy.com” and

follow the on-screen instructions. Have your proxy

card available when you access the web page.

IN PERSON - You may vote your shares in person

by attending the Annual Meeting.

PROXY VOTING INSTRUCTIONS

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN ITEM 1 AND A VOTE “FOR” ITEM 2 BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

- OR -

20930000000000000000 3 050808

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

FOR AGAINST ABSTAIN

- OR -

- OR -

ANNUAL MEETING OF SHAREHOLDERS OF

HEALTHTRONICS, INC.

May 8, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

1. Election of Directors:

R. Steven Hicks

Donny R. Jackson

Timothy J. Lindgren

Kevin A. Richardson, ll

Kenneth S. Shifrin

Perry M. Waughtal

Argil J. Wheelock, M.D.

James S. B. Whittenburg

Mark G. Yudof

2. Amendment to the HealthTronics’ 2004 Equity Incentive Plan

to (1) increase by 2,850,000 shares the number of shares

available for issuance thereunder (from 2,950,000 shares to

5,800,000 shares) and (2) prohibit repricings of stock options without shareholder approval.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s)

thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO SPECIFICATION IS

INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE

BOARD OF DIRECTORS OF THE NOMINEES LISTED ON THIS PROXY,

FOR THE AMENDMENT TO HEALTHTRONICS’ 2004 EQUITY INCENTIVE

PLAN, AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER

BUSINESS.

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

NOMINEES:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN ITEM 1 AND A VOTE “FOR” ITEM 2 BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

Please detach along perforated line and mail in the envelope provided.

20930000000000000000 3 050808

FOR AGAINST ABSTAIN